CIRO E. ADAMS, CPA
2 BARRY DRIVE
P.O. BOX 306
MANTUA, NJ 08051
856-468-7300


                                                          December 22, 2000



Noreen Pollman, Director
BounceBackTechnologies.com, Inc.
707 Bienville Boulevard
Ocean Springs, MS 39564


Re:      Extension to file Form 10-KSB


Dear Noreen:

With regard to your application for an extension of time to file Form 10-KSB, you should attach this letter as an Exhibit to your application.

         Pursuant to Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, I inform you that I have been furnished a copy of Form 12b-25 to be filed by your Corporation, BounceBackTechnologies.com, Inc., on or about December 26, 2000, which contains notification of the registrant's inability to file its Form 10-KSB by the prescribed due date. I have read the registrant's statements contained in Part III therein and I agree with the stated reason as to why I shall be unable to complete my audit and report on the financial statement for the year ended September 30, 2000, to be included in the Form 10-KSB.

Please call me if you need any further information.

                                                  Very truly yours,


                                                  Ciro E. Adams
                                                  Certified Public Accountant


cc:      Securities and Exchange Commission
         by attachment as Exhibit 1